Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-61074) pertaining to the Huntington Bancshares Incorporated 2001 Stock and Long-Term Incentive Plan of our report dated January 16, 2004, except for Note 27, as to which the date is January 27, 2004, and Note 30, as to which the date is February 23, 2005, with respect to the consolidated financial statements and schedules of Huntington Bancshares Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

June 28, 2005